UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2009
ViewCast.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29020	75-2528700

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 W. Plano Parkway, Suite 300 Plano, Texas	75075-7840

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 488-7200
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
On March 13, 2009, ViewCast.com, Inc. (the “Company”) completed the purchase of certain assets from Ancept Media Server, LLC (“Ancept”) related to the development and licensing of software products that provide the management of the life cycle phases of digital media (the “Ancept Assets”) pursuant to the terms of the Asset Purchase Agreement dated March 5, 2009 by and between the Company and Ancept, as amended by the First Amendment to the Asset Purchase Agreement dated March 13, 2009 (collectively, the “Purchase Agreement”). A copy of the Asset Purchase Agreement and the First Amendment to the Asset Purchase Agreement are attached as Exhibits 2.1 and 2.2 of this report on Form 8-K and incorporated herein by reference.
Pursuant to the terms of the Purchase Agreement, as consideration for the Ancept Assets, the Company (i) paid to Ancept’s lender $1,000,000 in cash, (ii) paid to Ancept $37,693 in cash which is the difference between $170,000 in cash less a holdback amount of $132,307 which was based on 125 percent of the difference in estimated accounts receivables and deferred revenue as of February 28, 2009, all or a portion of which amount may be paid to Ancept in the future based on actual collected accounts receivable, (iii) issued to Ancept $400,000 in Company common stock which resulted in the issuance of 1,141,314 shares based on the weighted average closing price of the Company’s common stock for the ten trading days immediately prior to the closing of the transaction (the “Closing”), which was $0.35047 and (iv) assumed specified liabilities related to the Ancept Assets. In addition, in the event that the Company enters into certain key contracts with either International Business Machines Corp. or Cisco Systems, Inc. to redistribute or resell in volume certain Ancept products by the second anniversary of the Closing, the Company shall issue $100,000 of additional shares of the Company’s common stock to Ancept, with a value per share based on the weighted average closing price of the Company’s common stock for the ten trading days immediately prior to finalizing such agreement. Further, Ancept is eligible to receive an earn-out amount equal to 5% of the Company’s net revenue relating solely to certain business related to the Ancept Assets that is in excess of $2,000,000 for each of the two years following the Closing. Aside from this transaction, there was no material relationship between either the Company or its affiliates and Ancept.
The source of a significant portion of the cash paid to Ancept was obtained by the Company pursuant to the exercise on March 5, 2009 of that certain Warrant to Purchase Common Stock, dated December 11, 2006, as amended by that certain First Amendment to Warrant to Purchase Common Stock, dated February 27, 2009, by and between the Company and the Ardinger Family Partnership, Ltd. (the “Ardinger Family Partnership”). The general partner of the Ardinger Family Partnership is H.T. Ardinger, Jr., former Chairman of the Board of the Company and the Company’s largest stockholder.
If any financial statements are required to be filed pursuant to Item 9.01 of Form 8-K, the Company will file such financial statements by amendment to this Form 8-K within 71 days of March 19, 2009.

Item 3.02 Unregistered Sales of Equity Securities.
As set forth under Item 2.01 of this report on Form 8-K (and as incorporated by reference under this Item 3.02), in connection with the acquisition of the Ancept Assets, the Company issued $400,000 of Company common stock to Ancept on March 13, 2009 at $0.35047 per share, which resulted in the issuance of 1,141,314 shares. In addition, in the event that the Company enters into certain key contracts by the second anniversary of the Closing, the Company is required to issue $100,000 of additional shares of the Company’s common stock to Ancept, with a value per share as set forth under Item 2.01. The issuance of the common stock to Ancept was made in reliance upon the exemption from federal registration under Rule 506 promulgated under the Securities Act, since Ancept is an “accredited investor” as defined under Rule 501 promulgated pursuant to the Securities Act.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
2.1
Asset Purchase Agreement between ViewCast.com, Inc. and Ancept Media Server, LLC, dated March 5, 2009 (the attachments to the Asset Purchase Agreement have been omitted from this filing. A list of attachments is contained in the Asset Purchase Agreement and the attachments are available to the Securities and Exchange Commission upon request).

2.2
First Amendment to Asset Purchase Agreement between ViewCast.com, Inc. and Ancept Media Server, LLC, dated March 13, 2009 (the attachments to the First Amendment to Asset Purchase Agreement have been omitted from this filing. A list of attachments is contained in the First Amendment to Asset Purchase Agreement and the attachments are available to the Securities and Exchange Commission upon request).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWCAST.COM, INC.
Date: March 19, 2009	By:	/s/ Laurie L. Latham
Laurie L. Latham, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1
Asset Purchase Agreement between ViewCast.com, Inc. and Ancept Media Server, LLC, dated March 5, 2009 (the attachments to the Asset Purchase Agreement have been omitted from this filing. A list of attachments is contained in the Asset Purchase Agreement and the attachments are available to the Securities and Exchange Commission upon request).

2.2
First Amendment to Asset Purchase Agreement between ViewCast.com, Inc. and Ancept Media Server, LLC, dated March 13, 2009 (the attachments to the First Amendment to Asset Purchase Agreement have been omitted from this filing. A list of attachments is contained in the First Amendment to Asset Purchase Agreement and the attachments are available to the Securities and Exchange Commission upon request).